Exhibit 10.16

FORM OF EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

This Executive Change in Control Severance Agreement (this “Agreement”), is made as of the      day of                 , 20         (the “Effective Date”), by and between TTM Technologies, Inc., a Delaware corporation (the “Company”), and (the “Executive”).

Recitals

A. The Executive currently serves as         of the Company.

B. The Board of Directors of the Company (the “Board”) acknowledges that the potential for a change in control of the Company, whether friendly or hostile, currently exists and from time to time in the future will exist, which potential can give rise to uncertainty among the senior executives of the Company. The Board considers it essential to the best interests of the Company to reduce the risk of the Executive’s departure and the inevitable distraction of the Executive’s attention from his or her duties to the Company, which are normally attendant to such uncertainties.

C. The Executive confirms that the terms of this Agreement reduce the risks of his or her departure and distraction of his or her attention from his or her duties to the Company and, accordingly, desires to enter into this Agreement.

Agreement

In consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Definitions. Capitalized terms used herein shall have the meanings given to them in Appendix I attached hereto, except where the context requires otherwise.

2. Term of Agreement. This Agreement shall be effective as of the Effective Date and shall continue in effect until the second anniversary of the Effective Date, provided, however, that the term of this Agreement automatically shall be extended for one additional year effective as of each anniversary of the Effective Date beginning with the second anniversary, unless either the Company or the Executive provides written notice to the other that the term of this Agreement shall terminate on the upcoming anniversary of the Effective Date, provided such notice is received by the receiving party not less than ninety (90) days prior to the intended date of termination and provided further that the Company shall not be entitled to deliver to the Executive such notice in the event of a Change in Control or a Pending Change in Control. Notwithstanding the foregoing, this Agreement shall terminate immediately upon the later to occur of (a) the termination of the Executive’s employment other than in the event of a Change in Control or a Pending Change in Control or (b) 12 months following a Change in Control.

3. At Will Employment; Reasons for Termination. The Executive’s employment shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason or no reason, the Executive shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as provided in this Agreement or pursuant to the terms of any Applicable Benefit Plan. The Executive’s employment shall be deemed to be terminated upon the first to occur of the following: (a) the Executive’s voluntary resignation; (b) termination by the Company for any reason; (c) the Executive’s death or Long-Term Disability; and (d) termination by the Executive for Good Reason following a Change in Control.

4. Legal Benefits; Accrued Compensation; Severance Amount.

(a) Compensation and Benefits Required by Law or Applicable Benefit Plan. Notwithstanding anything to the contrary herein, the Executive or his or her estate shall be entitled to receive any and all compensation, benefits, awards and other payments required by any Applicable Benefit Plan, the COBRA Act or other applicable law, (the “Legal Benefits”) at such times and in such manner as set forth in the Applicable Benefit Plan, COBRA Act or other applicable law.

(b) Involuntary Termination. In addition to the Legal Benefits referred to in paragraph 4(a) above, in the event the Executive’s employment is terminated under circumstances constituting an Involuntary Termination, the Executive shall be entitled to receive:

(i) within 15 calendar days after the Date of Termination, the Executive’s Accrued Compensation through the Date of Termination;

(ii) on the 61st day after the Date of Termination, provided the requirements referenced in paragraph 4(c) below have been satisfied and subject to paragraphs 12 and 13 below, a lump sum amount in cash equal to two times the sum of (A) the Executive’s annual Base Salary, plus (B) the Executive’s Target Bonus (the “Severance Amount”); and

(iii) if the Executive timely elects to receive continuation of group health coverage for the Executive and his or her dependents pursuant to the COBRA Act, provided the requirements referenced in paragraph 4(c) below have been satisfied, then the Company shall pay the COBRA premiums for the Executive and his or her dependents for six (6) months following the Date of Termination (the “COBRA Payments”). In the event that the requirements reference in paragraph 4(c) below fail to be satisfied, then the Company’s obligation to make the COBRA Payments shall immediately cease and no longer have any force or effect, and to the extent that the Company has previously made any such COBRA Payments on behalf of the Executive, the Executive shall immediately repay such amounts to the Company.

(c) No Payment nor Acceleration Without Release. Notwithstanding anything to the contrary contained herein, the Executive shall not be entitled to any Severance Amount referenced in paragraph 4(b)(ii) above, the COBRA Payments reference in paragraph 4(b)(iii) above or the acceleration of vesting reference in paragraphs 5 below, unless and until he or she has provided to the Company a full release of claims, substantially in the form of Appendix II attached hereto, which release (i) shall be dated not earlier than the date of the termination of his or her employment, (ii) shall be executed within sixty (60) days after the Date of Termination; (iii) not have been revoked by the Executive and (iv) shall release the Company of any claims that the Executive may have in respect of his or her employment with the Company or the termination thereof.

5. Effect on Stock Option, Restricted Stock, Restricted Stock Unit and Performance-Based Restricted Stock Unit Awards. The effect of a Change in Control with respect to any then outstanding equity awards that were granted to the Executive, including, without limitation, Options, Restricted Stock, RSUs and PRUs, shall be governed by the terms and conditions set forth in the applicable award agreements and the equity plan such awards were granted thereunder; provided, however, notwithstanding anything to the contrary in any individual agreement or any equity plan, in the event of an Involuntary Termination, then the unvested portions of all of the Executive’s time-vest RSUs then outstanding shall immediately vest, in full, as of the Date of Termination of the Executive.

6. Restrictive Covenants. In the event Executive employment is terminated under circumstance constituting an Involuntary Termination, and Executive executes the Release and Covenant Not To Sue (Attachment A to Appendix II to this Agreement) and receives the consideration provided for in the Agreement, Executive must also comply with the following restrictive covenants for a period of twelve (12) months following the Date of Termination:

(a) Executive will not directly or indirectly solicit, influence, entice or encourage any person who is employed by the Company on or after the date of his or her termination date to accept employment with any new employer or to otherwise cease his or her relationship with the Company. The restrictions set forth in this paragraph 6(a) mean, among other things, that Executive will refrain from disclosing the names of the Company’s employees, or any information about them, and will refrain from in any way assisting any new employer in recruiting or hiring any of the Company’s employees or former employees.

(b) Executive will not, directly or indirectly (on his or her own behalf or on behalf of another person or entity) interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Company and any of its customers, suppliers or employees. The restrictions set forth in this paragraph 6(b) include, among other things, that Employee will not sell or attempt to sell services and/or products similar to those which the Company offers to its customers.

7. Non-Disparagement. Employee will refrain from making any false representations or statements, whether written or oral, to any person or entity, including but not limited to customers or competitors of the Company, or any comments which are intended to disparage the Company or its parent, subsidiaries or managing agents or any of their directors or officers. This provision does not prohibit Employee from participating in an EEOC or other civil rights enforcement agency charge, investigation or proceeding, nor is it intended to prevent Executive from discussing with others, or making a complaint about, his or her wages or from engaging in any other legally protected activities

8. Confidential Information. Executive acknowledges that by reason of his or her position with the Company, he or she has been given access to confidential, proprietary and/or trade secret information regard the Company, its parent, subsidiary and affiliated corporations, and its customers (the “Confidential Information”). “Confidential Information,” as used in this Agreement, means information that is not generally known to the public and that the Company treats as confidential and proprietary, including, but not limited to, engineering plans, designs, techniques, Company research and development, business strategies, sales and marketing plans and activities, the terms of contracts, customer relationships, financial information and projections, budgets, pricing information, personnel information, and other information, which is not generally known to the public. Confidential Information also includes, without limitation, the terms of this Agreement. Executive represents that he or she has maintained the confidentiality of all such Confidential Information, will continue to do so, and will not use or disclose such Confidential Information to any person or entity without the prior written consent of the Company during his or her employment of after the termination of employment. On or before the Date of Termination of Executives employment, and prior to receiving the consideration provided for in this Agreement, Executive will immediately return to the Company all documents (including copies and electronic storage devices) within his or her possession or control which contain any Confidential Information.

9. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as set forth in paragraph 4 above, such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Successors.

(a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company shall use reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11. Miscellaneous.

(a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understanding, agreements, or representations by or among the parties, written or oral, to the extent they relate in any away to the subject matter hereof (including but not limited to any provisions with respect to severance payments related to any “change in control” that may be included in any prior offer letter, employment agreement or earlier executive change in control severance agreement); provided, however, this Agreement shall have no effect on any confidentiality agreements or assignment of inventions agreements between the parties. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

if to the Company:

TTM Technologies, Inc.

1665 Scenic Avenue Suite 250

Costa Mesa, CA 92626

Attn: Chief Executive Officer

With a copy to:

Greenberg Traurig, LLP

2375 E. Camelback Road, Suite 700

Phoenix, AZ 85016

Attention: Bruce E. Macdonough

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) All claims by the Executive for payments or benefits under this Agreement shall be promptly forwarded to and addressed by the Compensation Committee and shall be in writing. Any denial by the Compensation Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Compensation Committee shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph 11(g) below. The Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration. If for any reason the arbitrator has not made his or her award within one hundred eighty (180) days from the date of Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to Executive’s position. Thereafter, the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 180-day period, pay Executive his or her reasonable expenses and all amounts reasonably claimed by him or her that were the subject of such dispute and arbitration proceedings.

(g) Subject to the terms of paragraph 11(f) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph 11(g). Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute’s prompt, efficient, and just resolution. Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator. At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing. The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery. The award rendered by the arbitrator(s) shall be final and binding upon both parties. The arbitration shall be conducted in

Orange County in the State of California. The California District Court located in Orange County shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.

(h) This Agreement shall be governed by the laws of the State of California, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

12. Other Terms Relating to Section 409A of the Code

(a) Except as provided in paragraph 12(b) below, amounts payable under this Agreement following the termination of Executive’s employment with the Company or a subsidiary, other than those expressly payable on a deferred or installment basis or as reimbursement of expenses, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates and amounts payable as reimbursements of expenses to the Executive must be made on or before the last day of the calendar year following the calendar year in which such expense was incurred.

(b) Anything in this Agreement to the contrary notwithstanding, if (i) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (ii) if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (iii) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii) and (iv) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, the Executive would receive any payment that, absent the application of this paragraph 12(b), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after the Date of Termination, (B) the Executive’s death or (C) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment).

(c) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(d) A termination of employment under this Agreement shall be deemed to occur only in circumstances that would constitute a “separation from service” for purposes of Treasury Regulations section 1.409A-1(h)(1)(ii).

(e) Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code.

13. Certain Possible Reduction of Payments by the Company

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as “Agreement Payments”) shall be reduced to the Reduced Amount (as defined below), but only if and to the extent that the after-tax value of reduced Agreement Payments would exceed the after-tax value of the Agreement Payments received by the Executive without application of such reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this paragraph 13(a), present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(b) All determinations required to be made under this paragraph 13 shall be made by KPMG LLP or another independent registered accounting firm selected by the Board (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this paragraph 13, provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this paragraph 13 and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this paragraph 13 shall be borne by the Company.

(c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made (“Overpayment”) or that additional Payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the Preamble hereto.

TTM TECHNOLOGIES, INC.

By:
Name:
Title:

<Executive’s Name>

APPENDIX I

DEFINITIONS

(a) “Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the Date of Termination. It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time.

(b) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(c) “Agreement” means this Executive Change in Control Severance Agreement, as set forth in the Preamble hereto.

(d) “Applicable Benefit Plan” means any written employee benefit plan in effect and in which the Executive participates as of the time of the termination of his or her employment.

(e) “Base Salary” means the Executive’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the Change in Control or termination of employment and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

(f) “Benefits” means the benefits for the Executive and/or the Executive’s family that are being provided to the Executive and/or the Executive’s family immediately prior to the Date of Termination, including the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) and, if applicable, car allowance, as set forth in Section 4 hereof.

(g) “Board” means the Board of Directors of the Company, as set forth in the Recitals hereto.

(h) “Cause” means any of the following:

(i) the charging or indictment of the Executive or the Executive’s conviction of, or entry of a plea of no contest with respect to, any felony or any crime involving moral turpitude;

(ii) the commission by the Executive of any other material act of fraud or intentional dishonesty with respect to the Company or any of its Subsidiaries or Affiliates;

(iii) a material breach by the Executive of his or her fiduciary duties to the Company or any of its Subsidiaries. including the commission by the Executive of an act of fraud or embezzlement against the Company or any of its Subsidiaries or Affiliates;

(iv) failure by the Executive to perform in a material manner his or her properly assigned duties after at least one written warning specifically advising him or her of such failure and providing him or her with l0 days to resume performance in accordance with his or her assigned duties;

(v) any breach by the Executive of any of the material terms of (A) this Agreement, or (B) any other agreement between the Company and the Executive;

(vi) the association, directly or indirectly, of the Executive, for his or her profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company;

(vii) the disclosing or using of any material Company Information at any time by the Executive; or

(viii) any material breach of a Company policy.

(i) “Change in Control” shall be deemed to occur upon the consummation of any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of the Company’s outstanding voting stock prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(iii) any reverse merger in which the Company is the surviving entity, but in which 50% or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or

(iv) the acquisition by any person (or entity), directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of Common Stock.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Common Stock” means common stock, par value $0.001, of the Company.

(l) “Company” means TTM Technologies, Inc., a Delaware corporation, as set forth in the Preamble hereto, and any successors or assigns.

(m) “Date of Termination” means (i) if the Executive’s employment is terminated for Cause, the date of receipt by the Executive of written notice from the Board or the Chief Executive Officer that the Executive has been terminated, or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Long-Term Disability, the date specified in the Company’s written notice to the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Long-Term Disability, the date of such death or the effective date of such Long-Term Disability, (iv) if the Executive’s employment is terminated by Executive’s resignation that constitutes Involuntary Termination under this Agreement, the date of the Company’s receipt of the Executive’s notice of termination or any later date specified therein.

(n) “Effective Date” means the date set forth in the Preamble hereto.

(o) “Executive” means the individual identified in the Preamble hereto.

(p) “Good Reason” means, without the consent of the Executive, any of the following: (i) a material diminution in the Executive’s Base Salary; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) the Company’s requiring the Executive to be based at any office or location more than fifty (50) miles from the location of employment as of the date of this Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities; or (iv) any other action or inaction that constitutes a material breach by the Company of any employment agreement under which the Executive provides services. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder. A termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company, within 90 days of the occurrence of the first event giving rise to Good Reason, written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days and not more than 60 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Executive. The Executive’s separation for Good Reason must occur within two years following the initial occurrence of an event giving rise to Good Reason. In the event of a separation following such two-year period, no “Good Reason” shall be deemed to exist.

(q) “Involuntary Termination” means the termination of the Executive’s employment with the Company:

(i) by the Company without Cause during a Pending Change in Control or within 12 months following a Change in Control, or

(ii) by the Executive for Good Reason within 12 months following a Change in Control.

(r) “Long-Term Disability” is defined according to the Company’s insurance policy regarding long-term disability for its employees.

(s) “Option” means an option to purchase a share of Common Stock, which may include vesting and/or conditions, subject to an award agreement pursuant to an equity plan of the Company.

(t) “Pending Change in Control” means that one or more of the following events has occurred and a Change in Control pursuant thereto is reasonably expected to be effected within 90 days of the date as of the determination as to whether there is a Pending Change in Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; (ii) the Board approves a transaction or series of transactions, the consummation of which transaction(s) would result in a Change in Control; or (iii) a person makes a public announcement of tender offer for the Common Stock, the completion of which would result in a Change in Control. A Pending Change in Control shall cease to exist upon a Change in Control.

(u) “PRUs” mean RSUs granted by the Company which are subject to performance-based vesting and/or other conditions, which PRUs are subject to an award agreement pursuant to an equity plan of the Company.

(v) “Restricted Stock” means Common Stock issued by the Company with vesting restrictions and subject to an award agreement pursuant to an equity plan of the Company.

(w) “RSUs” mean restricted stock units granted by the Company pursuant to which the Company has agreed to issue Common Stock upon the satisfaction of vesting and/or other conditions, which RSUs are subject to an award agreement pursuant to an equity plan of the Company.

(x) “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

(y) “Target Bonus” means an amount equal to the annual bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates, assuming the achievement of 100% of the performance target level(s) associated with such bonus.

APPENDIX II

FORM OF RELEASE

[DATE]

[INSERT NAME]

[ADDRESS]

[CITY], [STATE] [ZIP]

Dear                      :

Reference is made to the Executive Change in Control Severance Agreement (“Agreement”) between TTM Technologies, Inc. (the “Company”) and you dated        , 20 . This letter serves to document our mutual understanding regarding the terms of your severance payment as a result of the Involuntary Termination of your employment as defined in the Agreement. Provided that you execute this letter and Attachment A, Release and Covenant Not to Sue, prior to the expiration of twenty-two (22) days after the date hereof and you do not subsequently revoke the Release and Covenant Not to Sue set forth in Attachment A hereto the Company shall, as severance pay, pay you a lump sum amount of $            , subject to applicable state and federal government tax payroll withholdings.

Please understand that execution of this letter and the Release and Covenant Not to Sue (attachment A hereto), shall not be considered as an admission by you or the Company of any liability whatsoever; or as an admission by the Company of any violation of your rights or of any other person or of any order, law, statute, or duty; or as an admission by you of any violation of rights of the Company or of any other person or of any order, law, statute or duty.

As a condition precedent to the receipt of consideration pursuant to the Agreement and the Release and Covenant Not to Sue, you are required to return all items of Company property that you have in my possession or over which you have control, including, but not limited to, any equipment belonging to the Company, all code and computer programs, and information of whatever nature, as well as any other materials, keys, pass codes, access cards, credit cards, computers, cellular telephones, facsimile machines, copiers, phones, documents or information, including, but not limited to, trade secrets or confidential information of the Company in your possession or control. Further, you shall not retain copies thereof, including electronic copies and represent that you have not destroyed information or documents belonging to the Company, except for documents routinely deleted, copies of which have already been provided to the Company.

You are to maintain the terms of the Agreement and the Release and Covenant Not to Sue as confidential and neither you, nor any person or entity acting on your behalf, shall disclose any such terms of said documents and the terms contained therein to any third party, without the written consent of the Company, unless and only to the extent that (a) such disclosure is required by law, or (b) such terms become generally available to the public without any breach of the letter and its attachments by you: provided, however, that you may disclose the terms of the letter and its attachments to your legal, business and financial advisors, but not only to the extent such disclosure is necessary for such persons to render professional services in connection therewith, and provided that prior to disclosure to any such persons, such persons shall be furnished a copy of this Section of this Attachment A and shall agree to be bound hereby for the benefit of the Company.

Very Truly Yours,

Agreed and accepted:

[INSERT NAME]

TTM Technologies, Inc.

Date:	By:

Title:

Date:

ATTACHMENT A TO APPENDIX II:

RELEASE AND COVENANT NOT TO SUE

1. Release. I, [INSERT NAME], do hereby release and discharge TTM Technologies, Inc., its affiliates and subsidiaries, and each of their stockholders, officers, directors, members, managers, partners, employees, representatives, agents and affiliates (collectively, the “Employer Affiliates”, and each an “Employer Affiliate”) from any and all claims, demands or liabilities whatsoever, whether known or unknown or suspected to exist by me, which I ever had or may now have against any Employer Affiliate, from the beginning of time to the “Effective Date” of this Release which is the date I execute this Release including, without limitation, any claims, demands or liabilities in connection with my employment, including wrongful termination, constructive discharge, breach of express or implied contract, unpaid wages, benefits, attorneys fees or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, color, sex, national origin, religion, handicap, veteran status, and disability discrimination, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the Prudence Kay Poppink Act, the California Family Rights Act, the Fair Labor Standards Act, any state statute relating to employee benefits or pensions, and the Americans with Disabilities Act of 1990. This Release does not waive rights or claims that may arise after the Effective Date. I fully understand that if any fact with respect to which this Release is executed is found hereafter to be other than or different from the facts in that connection believed by me to be true, I expressly accept and assume the risk of such possible difference in fact and agree that the release set forth herein shall be and remain effective notwithstanding such difference in fact. I acknowledge and agree that no consideration other than as provided for by the letter to which this release is an attachment has been or will be paid or furnished by any Employer Affiliate. I expressly acknowledge and agree that, by entering into this Release, I waive any and all rights or claims that I may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. I also understand that the above release is subject to the terms of the Older Workers Benefit Protection Act (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I further expressly acknowledge and agree that:

(a).	In return for this Release, I will receive consideration beyond that to which I was entitled to receive before entering into the Release;

(b).	I am hereby advised in writing by the Agreement to consult with an attorney before signing the Agreement;

(c).	I was given a copy of the Release on [ insert date ], and informed that I have twenty-one (21) days within which to consider the Agreement and that if I sign this Release before the end of the 21 day period it will be his personal, voluntary decision to do so, and will be done with full knowledge of his legal rights; and

(d)	I was informed that I have seven (7) days following the date of execution of this Release in which to revoke this Release.

I agree that material or immaterial changes to this Release will not restart the running of the consideration period.

2. Covenant Not to Sue. I covenant and agree never, individually or with any person or in any way, to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against any Employer Affiliate any action or other proceeding, including, without limitation, an arbitration or other alternative dispute resolution procedure, based upon any claim, demand, cause of action, obligation, damage, or liability that is the subject of this letter (including its attachments). I represent and agree that I have not and will not make or file or cause to be made or filed any claim, charge, allegation, or complaint, whether formal, informal, or anonymous, with any governmental agency, department or division, whether federal, state or local, relating to any Employer Affiliate in any manner, including without limitation, any Employer Affiliate’s business or employment practices. I waive any right to monetary recovery should any administrative or governmental agency or entity pursue any claim on my behalf.

3. Exclusions from Release.

(a)

By signing this Release, I do not release my rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for vested post-termination benefits under any 401(k) or similar retirement benefit plan; rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); rights to enforce the terms of this Release; rights to assert claims that are based on events occurring after this Release becomes effective; rights to indemnification under California law and/or any contract for indemnification between me and the Employer Affiliates; or my rights as a shareholder of the Company.

(b)	Nothing in this Release interferes with my right to file or maintain a charge with the Equal Employment Opportunity Commission (“EEOC”) or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me, or any other party, arising from the termination of his employment. 6+47

(c)	Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

4. Revocation Period. I understand that I may revoke this Release in its entirety during the seven (7) calendar days following his execution of the Release. Any revocation of this Release must be in writing and hand-delivered to the Employer Affiliate or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed to: [insert name and address]. This Release will become effective and enforceable on the eighth (8th) day following my execution, unless it is revoked during the seven-day revocation period. I understand that if I revoke this Release, the Employer Affiliate will have no obligation to pay the consideration referenced in the Agreement.

5. Waiver. I acknowledge that California Civil Code § 1542 states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding California Civil Code § 1542, I enter into this full waiver and release as set forth above and waive all rights or defenses under § 1542 of the California Civil Code.

6. Important General Provisions. If any provisions of this Release is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions thereof, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of California

7. Binding Arbitration. Any controversy or claim arising out of or relating to the Agreement this Release, or the alleged breach of either, shall be settled by binding arbitration to be held in the County of Orange in the State of California before a mutually agreed upon neutral arbitrator and according to the American Arbitration Association rules of arbitration.

8. Right to Consult Attorney. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

[EXECUTIVE]

Date:

SCHEDULE TO

FORM OF EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

The form of Executive Change in Control Severance Agreement was entered into with the following persons:

Name	Title	Effective Date of Agreement
Canice Chung	Executive Vice President and President—Asia Pacific Business Unit	July 31, 2014
Thomas T. Edman	President and Chief Executive Officer	July 30, 2014
Dale Knecht	Senior Vice President—Global Information Technology	July 30, 2014
Grace Lee	Senior Vice President—Global Human Resources	July 30, 2014
Todd B. Schull	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	July 30, 2014
Douglas L. Soder	Executive Vice President and President—North America Business Unit	July 30, 2014